JOINT TECHNOLOGY DEVELOPMENT AGREEMENT

     THIS JOINT TECHNOLOGY DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into this 30th day of August, 2002, by and among the following:

Lennox International, Inc., having its principal place of business at 2140 Lake Park Blvd., Richardson, TX 75080-2254 (“Lennox”);

Outokumpu Oyj, a Finnish company, having its principal place of business at Riihitontuntie 7 A, P.O. Box 144, FIN-02201 Espoo, Finland (“Outokumpu”);

A World-wide Heat Transfer Joint Venture consisting of: Outokumpu Heatcraft USA LLC., a Delaware limited liability company (“Heat-Transfer-US”), and Outokumpu Heatcraft B.V., a Dutch company (“Heat-Transfer-Europe”), and collectively the “Heat-Transfer-JV”; and

Advanced Heat Transfer LLC., a Delaware limited liability company (“HTX Tech JV”).

This Agreement is entered into under the following circumstances:

A.     Outokumpu and Lennox have created and jointly own the HTX Tech JV for the purpose of conducting the development of technology to provide advanced heat transfer solutions to the Heat-Transfer-JV and to the members of HTX Tech JV (Outokumpu and Lennox), and to be the worldwide authority and technology leader in the heat transfer industry, all for the purpose of providing technology to be used for the development of improved engineering technology, product technology and manufacturing processes for the development of products for commercial application that conform to the Strategic Application Area (as hereinafter defined) (“Products”) and as provided for in the Strategic Filter attached hereto as Exhibit “A” (the “Strategic Filter”) with the intention that the activities of the HTX Tech JV benefit Outokumpu, Lennox and the Heat-Transfer-JV equally;

B.     Lennox, Outokumpu, Heat-Transfer-JV and HTX Tech JV desire to work together to jointly develop new and unique technology to be used in heat transfer components for products that conform to the Strategic Application Area, as well as improved engineering technology, product technology and manufacturing processes related thereto (“Technology”); and

C.      The parties also desire to provide for the ownership and licensing of the technology related to the Projects (as hereinafter defined) and to establish the ownership of the Technology that is developed in the course of completing the conduct of the Projects.

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.     Obligations of the Parties.

A.      The purpose of this Agreement is to set forth the mutual obligations of the parties with respect to the conduct of the development activities for the development of Products and to provide for the ownership and licensing of Technology. The parties acknowledge that it is only possible to describe the general process by which Technology may be developed, and that the parties shall confer the authority for the management and oversight of these activities to the Board of Directors of the HTX Tech JV (the “Board”) in order to achieve the objectives hereof. The parties agree that they shall be obligated, subject to all of the terms and conditions of this Agreement, to proceed with reasonable efforts in good faith to fulfill the purposes hereof. The parties further agree that the development activity will be principally carried out in the form of separate projects, each submitted, selected and conducted under the terms of this Agreement (the “Projects”). Pursuant to this Agreement, the parties agree to:

i. commit necessary available resources, work together and share technology, equipment and other resources, in order to develop new and unique technology within the Strategic Application Area. The parties agree that any resources within the said area, which are requested by the HTX Tech JV, will be provided, if reasonably available with accommodation to the needs of the contributing organization. If there is a dispute regarding the availability of the resources, the parties will negotiate in good faith to resolve such dispute and if they fail, the dispute will be referred to the Chief Executive Officers of the parties for resolution. The parties will be reasonably compensated for any resources made available to the HTX Tech JV pursuant to this Paragraph i in accordance with the terms of the applicable Project Agreement or, if there is not an applicable Project Agreement, pursuant to the terms of a separate written agreement.

ii. make available for review and to license, if requested, the use of any Intellectual Property (as hereinafter defined) of the party to the HTX Tech JV that has possible application within the Strategic Application Area, unless such contributing party deems such Intellectual Property to give it a strategic competitive advantage that would be lost by the licenses contemplated by this Agreement in which case such party may, acting reasonably, refuse to make such Intellectual Property available under this Agreement. The initial license of such Intellectual Property for development purposes and any subsequent license thereof for commercialization purposes shall be in accordance with Section 8 of this Agreement.

iii. appoint members to the Board as specified in the Restated LLC and Members Agreement to serve. It being further understood and agreed that the members of the Board will be selected with consideration of their training, experience and other attributes so as to be those individuals best qualified to serve in this capacity. It is further agreed that the members of the Board will undertake their actions in this capacity so as to advance the strategic objectives of the HTX Tech JV as specified above, but with due regard to the interests of the party which appointed them.

iv. subject to any contractual obligations any party may have towards any third party, submit to the HTX Tech JV any development project which it proposes to undertake that falls within the Strategic Application Area, provided however, and to the extent possible under any agreements with above referred third parties, each party will submit projects under such agreement to the HTX Tech JV pursuant to this Agreement.

B.      In order to administer the development activities under this Agreement, the Board is designated to make the decisions and to exercise the authority granted herein to determine programs and strategies to expedite the conduct of the Projects hereunder. The Board will take the following actions to consider and approve projects for the HTX Tech JV:

i.      The Board will adopt a set of strategic criteria which will guide the activities of the HTX Tech JV, the initial form of which is the Strategic Filter attached hereto as Exhibit “A”. The Strategic Filter specifies the threshold product and/or service field(s) of use to which the research and development activities of any Project must relate (the “Strategic Application Area”) before a proposed Project will be considered by the Board and the criteria that will be used to evaluate the relative merit of each project in order to guide the Board in its selection. The Strategic Application Area will also be used to determine when the parties must submit such Projects to the HTX Tech JV for its consideration (as provided above). The Strategic Filter will be reviewed at least annually and modified as necessary.

ii.     The Board shall approve and prioritize selected Projects based on the application of the Strategic Filter on the following basis:

(a)	Unanimous approval will be required for the determination of or changes to the Strategic Filter, selection and conduct of a project outside the Strategic Filter, and any Project involving a competitor of any party;

(b)	The approval of 75% of the parties eligible to vote will be required for any Project with a budget in excess of 30% of the total available resources of the HTX Tech JV, or of any resource the limitation of which will adversely impact the HTX Tech JV, for the equivalent period or any Project that will result in Intellectual Property (as hereinafter defined) created by the Project being owned by a party other than a party to this Agreement; and

(c)	The approval of a majority of the parties eligible to vote will be required for any other project considered by the Board.

iii.      The Board will establish a schedule for meetings, at least semi-annually, for the review of Projects that are proposed, at the call of the Chairman of the Board. The Board will provide notice to any relevant party at least ninety (90) days in advance of the submission date for projects to be considered.

C.       Each of the parties hereto shall devote and use reasonable efforts to develop the Technology necessary to refine existing Products and to produce new and unique Products as contemplated by this Agreement in an expeditious manner. Such efforts shall include, but are not limited to, the exchange of appropriate Confidential Information and other information and making available appropriate personnel and other resources of each party in accordance with Section 1.A.i. above.

D.     Parties have agreed that Lennox, Heat-Transfer-JV and Outokumpu will share equally the Base Costs (as that term is defined in the Restated Limited Liability Company Agreement of the

HTX Tech JV) of the HTX Tech JV in accordance with Section 3.2 of the Restated Limited Liability Agreement of the HTX Tech JV.

2.     Project Selection. Each Project shall be conducted in accordance with the provisions set forth in this Agreement. The submission and selection of Projects shall be as follows:

A.     Decision Making Authority for Project Selection. In order to administer the development activities under this agreement, the Board is designated to make the decisions and to exercise the authority granted herein to determine programs and strategies to expedite the conduct of Projects.

B.     The Basis for the Decision for Project Selection. The following shall provide the basis for the decision making process for the selection of Projects for the HTX Tech JV:

i.	Any party may submit a proposal for review by the Board;
ii	Each Project proposed for consideration shall be presented in the format established by the Board as may be amended from time to time;
iii	Project Definition. Each Project submitted shall define the following:

(1)	The objective of, and the program and budget for, the Project;
(2)	The funding required, including any resources that are to be provided by a party and the cost and other relevant arrangements therefor;
(3)	Any Intellectual Property required for the Project;
(4)	The ownership proposed for any resulting Intellectual Property;
(5)	The potential commercial application of Products or Technology, financial return and the timing of such application; and
(6)	Any other items specified by the Board.

iv.     The staff of the HTX Tech JV shall review and provide a recommendation to the Board with regard to all Projects submitted; and

C.      Post-Selection Review. Upon the selection of Project, the Board shall establish milestones for each Project to assure that its objectives are achieved in a timely and cost effective manner. Thereafter, the Board shall periodically review the progress of the Project to determine whether the milestones are being achieved on the planned schedule, determine whether the Project is accomplishing and can accomplish its objective, conduct a cost benefit analysis on the Project and such other purposes as the Board may decide appropriate. The Board may modify the Project or terminate the Project as it determines to be appropriate with such modifications or termination being subject to the same basis of decision as the Project selection basis originally as described above in Section 2 B ii.

3.      Conduct of Projects. Each Project shall be conducted in accordance with the provisions set forth in this Agreement. For each Project, however, the parties shall enter into a separate Project Agreement which shall set forth the particular aspects of the conduct of such Project, including but not limited to, a development schedule, project objectives, product specifications, target costs and dates, target sales volumes, allocation of development responsibilities, Project funding, the ownership of the Intellectual Property (as hereinafter defined) and any other issues specifically related to the conduct of such Project (“Project Agreement”). The development work with respect to each Project shall be done in sequential phases, as much as reasonably possible, with Lennox, Outokumpu, Heat-Transfer-JV, HTX Tech JV and third parties, all participating in each of the development phases as more particularly described in the Project Agreement for each Project. The phases of execution will be established for each Project and may include such activities as are specified on “Exhibit B” attached hereto. It is contemplated that a number of Projects shall be conducted and be in different stages of development at all times. For each Project, the parties shall each appoint a project leader who will be responsible for coordinating the joint efforts of the parties, for monitoring the progress of the development phases, and for communications between the parties.

4.      Time of the Essence. The parties acknowledge that maintaining the development dates set forth in each Project Agreement is essential. The parties shall immediately advise one another in the event of circumstances, which might lead to changes in the anticipated completion dates. If changes in the schedule become necessary, they shall only be adopted after agreement of the parties to such new dates.

5.      Confidentiality of Information. Lennox, Outokumpu, Heat-Transfer-JV, HTX Tech JV and any third parties acknowledge and agree that, from time to time, each party (as used herein, the “disclosing party”) will disclose to the other parties (each a “receiving party”) Confidential Information (as hereinafter defined) of the disclosing party that requires protection. Each party agrees that (a) it will not disclose any such Confidential Information that it receives from a disclosing party and will afford such Confidential Information at least the same protections as it affords its own information of that type to any third party or (b) it will not use such Confidential Information except in furtherance of the purposes of the HTX Tech JV or except as expressly permitted by Section 8 hereof or any License (as hereinafter defined) granted thereunder. As used herein, “Confidential Information” means any information which is identified by the disclosing party as being confidential, or any information, which by its nature would reasonably be afforded such protection, and each of the parties agrees (in its capacity as a receiving party hereunder) that, if it has any question as to whether a disclosing party considers information disclosed pursuant to this Agreement to be Confidential Information, it will consult with the disclosing party, whose position shall be determinative unless one of the exceptions listed below apply. The restrictions on disclosure and use of a disclosing party’s Confidential Information will apply for the duration of this Agreement and for a period of ten (10) years thereafter but shall not apply to information that is or will become in the public domain through no fault of the receiving party, disclosed by the disclosing party without requirement of confidentiality to others or that can be demonstrated to have been known to the receiving party prior to its receipt. In addition, the parties agree that each will execute any necessary confidentiality agreements reasonably requested by any party or determined to be necessary for any Project, with each Project Agreement setting forth the extent to which any party’s Confidential Information shall be utilized in the Project and the terms of such use. Except as specifically set forth herein, the terms and conditions of any such confidentiality agreement shall have the same force and effect as if fully rewritten herein; however, at a minimum, the terms of this provision shall apply to all Projects created hereunder. During the term of this Agreement, all information that any party provides to another party will be treated as confidential and in accordance with any applicable agreements unless the disclosing party eliminates or modifies such requirements in writing.

6.     Technology Ownership.

A.      “Background Intellectual Property” shall mean any and all right, title and interest in and to any and all technological innovations, discoveries, inventions, designs, formulae, know-how, trade secrets, tests, performance data, processes, production methods, improvements and all recorded material, whether written or not, whether stored in plain or in code form and whether patentable, copyrightable, or subject to trademark or not developed or acquired prior to the date hereof or developed or acquired independently of the Projects or cooperation under this Agreement and which relate to the Strategic Application Area.

B.      “Foreground Intellectual Property” shall mean any and all right, title and interest in and to any and all technological innovations, discoveries, inventions, designs, formulae, know-how, trade secrets, tests, performance data, processes, production methods, improvements and all recorded material, whether written or not, whether stored in plain or in code form and whether patentable, copyrightable, or subject to trademark or not, conceived by employees, agents or consultants of any party, either solely or jointly, and resulting from Projects or work performed in accordance with this Agreement.

C.     Background Intellectual Property and Foreground Intellectual Property are sometimes referred to herein together as the “Intellectual Property”

D.     Any Foreground Intellectual Property developed in the course of a Project shall be owned as provided for in the Project Agreement covering such Project.

E.      Any Foreground Intellectual Property (i) that is developed by employees of HTX Tech JV, or individuals seconded to HTX Tech JV by one of the parties, but not in the course of a Project, or (ii) that otherwise is conceived jointly by employees, agents or consultants of any two of Lennox, Outokumpu and Heat-Transfer-JV provided that, from and after the date that Lennox is no longer a member of Heat-Transfer JV, it must have been conceived jointly by employees of Lennox and either Outokumpu or Heat-Transfer JV (collectively the “Joint Intellectual Property”) shall be owned by HTX Tech JV (subject to any license agreement covering any Background Intellectual Property). HTX Tech JV shall have the right to patent or otherwise assert, register, establish and/or maintain all rights with respect to the Joint Intellectual Property, including but not limited to the right to protect such Joint Intellectual Property through an appropriate trade secret program (“IPR Rights”) and shall pay all expenses incurred as a result thereof. The Board of the HTX Tech JV shall make the determination by majority vote as to whether or not it will assert any IPR Rights in Joint Intellectual Property. In the event that HTX Tech JV does not assert its IPR Rights to the Joint Intellectual Property by written notice to Outokumpu, Lennox and Heat-Transfer-JV within sixty (60) days after the later of (i) HTX Tech JV becomes aware of such Joint Intellectual Property, or (ii) the first meeting of the Board after such Joint Intellectual Property has been identified and disclosed to the Board, then the Joint Intellectual Property shall be jointly owned by Outokumpu, Lennox and the Heat Transfer JV. If any of Outokumpu, Lennox and the Heat-Transfer-JV desires to patent any such Joint Intellectual Property not claimed or asserted by HTX Tech JV (“Electing Party” or “Electing Parties”), they shall notify the Board of the HTX Tech JV and priority shall be given to the Electing Party whose representatives on the Board voted for asserting the HTX Tech JV’s IPR Rights (or, if there is more than one such party, by mutual agreement). The Electing Party so chosen shall prosecute at its own initial cost and expense such patent applications covering the Joint Intellectual Property as it determines in its sole discretion, after consultation with the other parties. Each other party which has not notified the Electing Party that it will not use the Joint Intellectual Property (with respect to which the HTX Tech JV has not asserted IPR Rights) shall pay, or reimburse the Electing Party for, its proportionate share of all costs of applying for, obtaining and maintaining any patents thereon and shall have a license to use such Joint Intellectual Property so long as it complies with such payment obligations.

F.     Each party shall have the license rights to the Background Intellectual Property and Foreground Intellectual Property as set forth in Section 8 below.

7.     Patents and Copyright Indemnity.

A.      Lennox agrees to defend or settle, at its sole expense, any suits brought against Outokumpu, HTX Tech JV, HTX Tech JV and/or Heat-Transfer-JV based upon a claim that Intellectual Property owned by Lennox included in the Joint Product developed, produced, and sold hereunder infringes a U.S. or foreign patent or copyright and to pay costs and damages finally awarded in any such suit. Lennox agrees to indemnify Outokumpu, HTX Tech JV and/or Heat-Transfer-JV for any actual damages resulting from a suit alleging infringement of any such patent or copyright by the Intellectual Property owned by Lennox included in the Joint Product, subject to the limits of liability set forth in Section 11 hereof. Such indemnification shall be contingent upon Outokumpu, HTX Tech JV and Heat-Transfer-JV notifying Lennox promptly upon receipt of notice or information of a suit alleging such infringement. The foregoing indemnity does not apply to (1) to any application which does not include Intellectual Property owned by Lennox, (2) infringements or alleged infringements as a direct result of modifications, adaptations or changes made by Outokumpu, HTX Tech JV and Heat-Transfer-JV or a third party to the Intellectual Property owned by Lennox or use of such modifications, adaptations or changes in conjunction with the Intellectual Property owned by Lennox, and (3) any settlements of a suit or proceeding made without Lennox’s written consent.

B.      The foregoing states the entire liability of Lennox for patent and copyright infringement with respect to Intellectual Property owned by Lennox. IN NO EVENT SHALL LENNOX BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS OR COPYRIGHTS.

C.      Outokumpu agree to defend or settle, at their collective expense, any suits brought against Lennox, HTX Tech JV and Heat-Transfer-JV based upon a claim that either Intellectual Property owned by Outokumpu included in the Products developed, produced, and sold hereunder infringes a U.S. or foreign patent or copyright and to pay costs and damages finally awarded in any such suit. Outokumpu agrees to indemnify Lennox, HTX Tech JV and Heat-Transfer-JV for any actual damages resulting from a suit alleging infringement of any such patent or copyright by the Intellectual Property owned by Outokumpu included in the Joint Product, subject to the limits of liability set forth in Section 10 hereof. Such indemnification shall be contingent upon Lennox, HTX Tech JV and/or Heat-Transfer-JV notifying Outokumpu promptly upon receipt of notice or information of a suit alleging such infringement. The foregoing indemnity does not apply to (1) to any application which does not include the Intellectual Property owned by Outokumpu, (2) infringements or alleged infringements as a direct result of modifications, adaptations or changes made by Lennox, HTX Tech JV and/or Heat-Transfer-JV or a third party to the Intellectual Property owned Outokumpu or use of such modifications, adaptations or changes in conjunction with the Intellectual Property owned Outokumpu, and (3) any settlements of a suit or proceeding made without Outokumpu’s written consent.

D.      The foregoing states the entire liability of Outokumpu for patent and copyright infringement with respect to Intellectual Property of Outokumpu. IN NO EVENT SHALL OUTOKUMPU BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS OR COPYRIGHTS.

E.      Heat-Transfer-JV agrees to defend or settle, at its sole expense, any suits brought against Outokumpu, Lennox, and/or HTX Tech JV based upon a claim that Intellectual Property owned by Heat-Transfer-JV included in the Joint Product developed, produced, and sold hereunder infringes a U.S. or foreign patent or copyright and to pay costs and damages finally awarded in any such suit. Heat-Transfer-JV agrees to indemnify Outokumpu, HTX Tech JV and/or Lennox for any actual damages resulting from a suit alleging infringement of any such patent or copyright by the Intellectual Property owned by Heat-Transfer-JV included in the Joint Product, subject to the limits of liability set forth in Section 11 hereof. Such indemnification shall be contingent upon Outokumpu, HTX Tech JV and Lennox notifying Heat-Transfer-JV promptly upon receipt of notice or information of a suit alleging such infringement. The foregoing indemnity does not apply to (1) to any application which does not include Intellectual Property owned by Heat-Transfer-JV, (2) Intellectual Property owned by Heat-Transfer-JV with another product not furnished hereunder unless Lennox is an infringement or alleged infringement as a direct result of modifications, adaptations or changes made by Outokumpu, HTX Tech JV and Lennox or a third party to the Intellectual Property owned by Heat-Transfer-JV or use of such modifications, adaptations or changes in conjunction with the Intellectual Property owned by Heat-Transfer-JV, and (3) any settlements of a suit or proceeding made without Heat-Transfer-JV ‘s written consent.

F.      The foregoing states the entire liability of Heat-Transfer-JV for patent and copyright infringement with respect to Intellectual Property owned by Heat-Transfer-JV. IN NO EVENT SHALL HEAT-TRANSFER JV BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS OR COPYRIGHTS.

G.      HTX Tech JV agrees to defend or settle, at its sole expense, any suits brought against Outokumpu, Lennox and/or Heat-Transfer-JV based upon a claim that Intellectual Property owned by HTX Tech JV included in the Joint Product developed, produced, and sold hereunder infringes a U.S. or foreign patent or copyright and to pay costs and damages finally awarded in any such suit. Lennox agrees to indemnify Outokumpu, Lennox and/or Heat-Transfer-JV for any actual damages resulting from a suit alleging infringement of any such patent or copyright by the Intellectual Property owned by HTX Tech JV included in the Joint Product, subject to the limits of liability set forth in Section 11 hereof. Such indemnification shall be contingent upon Outokumpu, Lennox and Heat-Transfer-JV notifying

HTX Tech JV promptly upon receipt of notice or information of a suit alleging such infringement. The foregoing indemnity does not apply to (1) to any application which does not include Intellectual Property owned by HTX Tech JV, (2) infringements or alleged infringements as a direct result of modifications, adaptations or changes made by Outokumpu, Lennox and Heat-Transfer-JV or a third party to the Intellectual Property owned by HTX Tech JV or use of such modifications, adaptations or changes in conjunction with the Intellectual Property owned by HTX Tech JV, and (3) any settlements of a suit or proceeding made without HTX Tech JV ‘s written consent.

H.      The foregoing states the entire liability of HTX Tech JV for patent and copyright infringement with respect to Intellectual Property owned by HTX Tech JV. IN NO EVENT SHALL HTX TECH JV BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS OR COPYRIGHTS.

8.     Technology Licenses.

A.      Unless otherwise provided in this Agreement, Outokumpu, Lennox and the Heat-Transfer-JV each hereby grants to HTX Tech JV, for so long as each of them are a party to this Agreement, a royalty free, worldwide, non-exclusive license to use any of its respective Background Intellectual Property for research and development purposes under the terms of the License described on Exhibit “C” (“License”) to be entered into by any respective party in connection with a specific Project or as may be agreed otherwise under this Agreement. Such parties agree to disclose to the HTX Tech JV all such Background Intellectual Property under terms requiring appropriate confidentiality or other handling requirements.

B.      In the event commercialization of the Foreground Intellectual Property of a party is dependent on access to or use of the Background Intellectual Property belonging to another party, then the latter mentioned party is obliged to grant to the commercializing party a non-exclusive worldwide license to such necessary Background Intellectual Property subject to reasonable royalty fees and restrictions, including without limitation appropriate Field of Use restrictions. The initial License issued under Section 8.A above will be amended to include these provisions.

C.      Outokumpu, Lennox and the Heat-Transfer-JV each hereby agrees to grant to each of the other parties a further non-exclusive license for commercialization of any of the Foreground Intellectual Property owned by such party, provided that such other party (as the licensee) shall agree (a) if Section 8.F. applies, to the royalty fees provided for in Section 8.F (otherwise, where Section 8.F does not apply, any such license is royalty-free), and (b) that the licensor shall have exclusive commercial use of its Foreground Intellectual Property in its Field of Use (as defined below). The parties will also enter into a separate license comparable to the License issued under Section 8.A. in respect of the Background Intellectual Property necessary for the commercialization.

D.      Lennox, Outokumpu and/or Heat-Transfer-JV shall each have a royalty-free, worldwide license for any Joint Intellectual Property owned by the HTX Tech JV, subject to the Field of Use restrictions set out in Sections 8.C and 8.E.

E.      “Field of Use” means (a) in the case of Lennox, the production, sales and marketing of equipment in the field of heating, ventilation, air conditioning and refrigeration products (“HVACR”), (b) in the case of Heat-Transfer JV, the production, sales and marketing of heat transfer components in the field of HVACR and (c) in the case of Outokumpu, the production, sales and marketing of copper tubes.

F.      The parties further agree that where one party has made a disproportionate contribution to the development of Foreground Intellectual Property (either by providing access to Background Intellectual Property or by Project funding) that party (“Granting Party”) will be entitled to receive a royalty under any license granted pursuant to Section 8.C. above. Such royalty shall be calculated so as to provide the Granting Party with an amount that compensates it for its disproportionate contribution (plus an interest factor), and shall be limited thereby. The parties agree to negotiate in good faith with respect thereto. In the event the parties cannot reach agreement as to the terms of any royalty called for in this Section 8, or any other terms of a License or any amendment thereto, a qualified independent third party will be selected acceptable to the parties. That party shall review the positions of the parties and resolve any such disagreement, which resolution shall be binding on the parties.

9.     Term and Termination of Agreement.

A.     This Agreement shall commence as of the date first set forth above and shall continue until terminated as set forth herein.

B.      Any party may terminate this Agreement or any Project Agreement hereunder with respect to another party hereto in the event that such other party breaches any term of this Agreement or any Project Agreement hereunder provided that such party shall fail to correct, or commence and diligently pursue corrective action, within ninety (90) days after notice of breach by the terminating party. The non-breaching party or parties shall also have the right thereafter to exercise any and all of its rights and remedies under law and equity as a result of the other party’s breaches of any of the terms and conditions of this Agreement.

C.      Any party may terminate this Agreement or any Project Agreement immediately with respect to any other party upon the entry of a decree or order for relief of such other party by a court of competent jurisdiction in any involuntary case involving said party under any bankruptcy, insolvency, or other similar law now or hereafter in effect or any other action which has the same effect with respect to that other party.

D.      In the event a party terminates this Agreement as provided in Section 9.B. or 9.C., then (i) the terminating party or parties shall have the right to continue development of all Products or Technology then being developed by Lennox, Outokumpu or Heat-Transfer-JV pursuant to the provisions of this Agreement and any Project Agreements then in effect and (ii) in addition, for a period of two (2) years from the date of such termination, the terminated party shall not pursue, engage in or continue the conduct of any Projects which are specifically being developed pursuant to a Project Agreement then in effect. Nothing contained herein shall limit the terminated party’s ability to pursue technology similar to the Project with other third parties.

E.      In the event a party terminates a Project Agreement, other than as set forth in Sections 9.B. and 9.C., the non-terminating party or parties shall have the right to continue with the conduct of the Project which is the subject of such Project Agreement. In addition, for a period of two (2) years from the date of such termination, the terminating party shall not pursue, engage in or continue conduct of such Project.

F.      In the event that the HTX Tech JV is dissolved or if one Member in the HTX Tech JV ceases to be a Member in the said company (but only with respect to such Member) this Joint Development Agreement shall terminate with immediate effect except for projects in process where the departing Member shall be bound to complete such projects under the terms of this Agreement and the applicable Project Agreement.

G.      Notwithstanding the termination of this Agreement, all obligations set forth in Sections 5, 6, 7 and 8 of this Agreement shall survive the termination hereof. Upon the termination of this Agreement, each party shall return the materials, equipment, and other property belonging to another party or furnish evidence that such property has been destroyed; provided, however, that the non-terminating party as set forth in Section 10.D. and 10.E. may retain all documents necessary to continue conduct of the Project.

11.      Outokumpu Limitation of Liability. Outokumpu shall in no event be liable to any other party or its customers for indirect, special, punitive, incidental or consequential damages whatsoever, including but not limited to, lost profits or revenues, loss of use of equipment, cost of capital and any additional expenses incurred in using existing facilities arising out of, by reason of or in any way connected with, accidents, occurrences, injuries or losses to any person or property, in any way due or resulting from in whole or in part its performance under this Agreement.

12.      Lennox Limitation of Liability. Lennox shall in no event be liable to any other party or its customers for indirect, special, punitive, incidental or consequential damages whatsoever, including but not limited to, lost profits or revenues, loss of use of equipment, cost of capital and any additional expenses incurred in using existing facilities arising out of, by reason of or in any way connected with, accidents, occurrences, injuries or losses to any person or property, in any way due or resulting from in whole or in part its performance under this Agreement.

13.      Heat-Transfer-JV Limitation of Liability. Heat-Transfer-JV shall in no event be liable to any other party or its customers for indirect, special, punitive, incidental or consequential damages whatsoever, including but not limited to, lost profits or revenues, loss of use of equipment, cost of capital and any additional expenses incurred in using existing facilities arising out of, by reason of or in any way connected with, accidents, occurrences, injuries or losses to any person or property, in any way due or resulting from in whole or in part its performance under this Agreement.

14.      HTX Tech JV Limitation of Liability. HTX Tech JV shall in no event be liable to any other party or its customers for indirect, special, punitive, incidental or consequential damages whatsoever, including but not limited to, lost profits or revenues, loss of use of equipment, cost of capital and any additional expenses incurred in using existing facilities arising out of, by reason of or in any way connected with, accidents, occurrences, injuries or losses to any person or property, in any way due or resulting from in whole or in part its performance under this Agreement.

15.      Relationship. No party, by reason of this Agreement shall become the agent of any other for any purposes whatsoever. This Agreement shall not be deemed to create a partnership among or between the parties hereto nor shall this Agreement give any party the right or authorization to incur any liability whatsoever on behalf of another party.

16.      Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified mail with postage prepaid as follows:

If to Outokumpu:	Outokumpu Oyj Riihitontuntie 7 A, P.O. Box 144 fin-02201 Espoo, Finland Attention: Corporate General Counsel

If Lennox to:	Lennox International, Inc. 2104 Lake Park Blvd. Richardson, TX 75080-2254 Attn: General Counsel

If Heat-Transfer-US to:	Outokumpu Heatcraft USA LLC. ____________________________ ____________________________ Attention: Vice President and General Manager

If Heat-Transfer-Europe to:	Outokumpu Heatcraft B.V. Usine Delo Chaite B.P. 38 38460 Cremieu, France Attention: Managing Director

If HTX-Tech JV to:	Advanced Heat Transfer LLC. ___________________________ ___________________________ Attention: Chief executive Officer

17.      Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided that no party shall have the right to assign this Agreement without the prior written consent of the other parties, except to an affiliate of such party.

18.      Governing Law. This Agreement and any Project Agreement shall be governed by and their provisions construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles. Any and all disputes arising out of or in connection with this Agreement shall be resolved in accordance with Section 14.7 of the Restated Limited Liability Company Agreement of the HTX Tech JV.

19.     Amendments. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

20. Entire Agreement. This Agreement and any Confidentiality Agreements, Licenses and Project Agreements entered into hereunder contain the entire agreement between the parties with respect to the subject matter hereof and all prior discussions, negotiations, and agreements, whether oral or written, are merged herein. To the extent that the terms and conditions of this Agreement are inconsistent with the terms and conditions of any of the other agreement entered into hereunder, the terms of the respective Confidentiality Agreement, License or Project Agreement will control to the extent necessary to resolve such inconsistency.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

Lennox International Inc.	Outokumpu Oyj
By: /s/ Carl E. Edwards, Jr.	By: /s/ Risto Virrankoski
Title: EVP	Title: Deputy President and Deputy CEO

Outokumpu Heatcraft USA LLC.	Outokumpu Heatcraft B.V.
By: /s/ Kalevi Nikkilä	By: /s/ Kalevi Nikkilä
Title: ___________________________	Title: ___________________________

Advanced Heat Transfer LLC.

By: /s/ Carl E. Edwards, Jr.

Title:            Secretary